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EXHIBIT 11.  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS.

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                                  TORCHMARK CORPORATION
                             COMPUTATION OF EARNINGS PER SHARE

                                                           THREE MONTHS ENDED JUNE 30,
                                                             1998              1997
                                                       -------------      -------------
Net income before extraordinary items                    68,104,000          74,590,000
Loss on redemption of debt                               (4,962,000)                  0
Net income                                               63,142,000          74,590,000
Preferred dividends                                               0                   0
                                                       ------------        ------------
Net income available to common shareholders            $ 63,142,000        $ 74,590,000
                                                       ============        ============

Basic weighted average shares and
  common stock equivalents outstanding                  140,259,633         138,688,376

Diluted weighted average shares and
  common stock equivalents outstanding                  141,806,996         141,057,089

Basic earnings per share:
  Net income before extraordinary items                $       0.49        $       0.54
  Loss on redemption of debt                           $      (0.04)       $       0.00
  Net income                                           $       0.45        $       0.54
                                                       ============        ============

Diluted earnings per share:
  Net income before extraordinary items                $       0.48        $       0.53
  Loss on redemption of debt                           $      (0.03)       $       0.00
  Net income                                           $       0.45        $       0.53
                                                       ============        ============

                                                            SIX MONTHS ENDED JUNE 30,
                                                             1998              1997
                                                       -------------      -------------
Net income before extraordinary items                   161,022,000         151,918,000
Loss on redemption of debt                               (4,962,000)                  0
Net income                                              156,060,000         151,918,000
Preferred dividends                                               0                   0
                                                       ------------        ------------

Net income available to common shareholders            $156,060,000        $151,918,000
                                                       ============        ============

Basic weighted average shares and
  common stock equivalents outstanding                  140,232,355         139,147,498

Diluted weighted average shares and
  common stock equivalents outstanding                  141,752,867         141,334,317

Basic earnings per share:
  Net income before extraordinary items                $       1.15        $       1.09
  Loss on redemption of debt                           $      (0.04)       $       0.00
  Net income                                           $       1.11        $       1.09
                                                       ============        ============

Diluted earnings per share:
  Net income before extraordinary items                $       1.14        $      $1.07
  Loss on redemption of debt                           $     ($0.04)       $      $0.00
  Net income                                           $      $1.10        $      $1.07
                                                       ============        ============
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